______________________________________________________________________

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
HI-CRUSH INC.,
HI-CRUSH BLAIR LLC,
and
Smart Sand, Inc.

Dated as of March 4, 2022

______________________________________________________________________

TABLE OF CONTENTS

i

ii

9.16 No Third Party Beneficiaries	35
9.17 No Additional Representations; Disclaimer; Non-Recourse	35
9.18 Conflict Between Transaction Documents	37
9.19 Specific Performance	37
9.20 Electronic Delivery	37
9.21 Buyer Deliveries	37

Exhibits and Disclosure Schedules
Exhibit A    -    Assignment Agreement
Accounting Principles Schedule
Company Disclosure Schedule

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of March 3, 2022, by and among Hi-Crush Inc., a Delaware corporation (“Seller”), Hi-Crush Blair LLC, a Delaware limited liability company (the “Company”), and Smart Sand, Inc., a Delaware corporation (“Buyer”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article VIII below.

WHEREAS, Seller owns all of the issued and outstanding limited liability company interests of the Company (collectively, the “Units”);

WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer all of the Units; and

WHEREAS, the respective boards of managers or directors or other governing bodies, as applicable, of Seller, the Company and Buyer have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE UNITS

1.01Purchase and Sale of the Units. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from Seller, all of the Units owned by Seller in exchange for (i) the payment of the Estimated Purchase Price in cash to Seller plus (ii) the assumption or replacement of the Reclamation Credit Support by Buyer. Payment of the Estimated Purchase Price will be made by wire transfer on the Closing Date of immediately available funds to Seller.
1.02Purchase Price.
(a)The “Purchase Price” means an amount equal to:
(i)$6,450,000.00;
(ii)plus the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Target;
(iii)minus the amount, if any, by which the Net Working Capital is less than the Net Working Capital Target;
(iv)minus the amount of any outstanding Indebtedness;
(v)minus the amount of any Transaction Expenses;
(vi)minus the sum of (A) the amount of the unpaid balance, if any, of the 2021 Real Property Tax Payment plus (B) the amount of the 2022 Real Property Tax Payment; and
(vii)minus the amount, if any, of the Current Royalty Payment.

(b)At least two business days prior to the Closing Date, the Company delivered to Buyer its good faith estimate of the Purchase Price (the “Estimated Purchase Price”) and the amount of the unpaid balance, if any, of the 2021 Real Property Tax Payment.
(c)As promptly as possible, but in any event within 60 days after the Closing Date, Buyer will deliver to Seller (i) an unaudited balance sheet of the Company as of the Closing (which will have been prepared with the assistance of Buyer’s or the Company’s accountants) and (ii) its calculation of the Purchase Price (together, the “Closing Statement”). The Closing Statement will be prepared in a manner consistent with the definitions of Net Working Capital and the accounting principles and practices referred to therein. The Closing Statement will entirely disregard (i) any and all effects of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby, and (ii) any of the plans, transactions, or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company or its business or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities.
(d)Buyer will, and will cause the Company to, (i) assist Seller and its representatives in the review of the Closing Statement and provide Seller and its representatives with full access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of Buyer or the Company for purposes of their review of the Closing Statement, and (ii) cooperate fully with Seller and its representatives in connection with such review, including providing on a timely basis all other information necessary or useful in connection with the review of the Closing Statement as is requested by Seller or its representatives. If Seller has any objections to the Closing Statement, Seller will deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”), which statement will identify in reasonable detail those items to which Seller objects (the “Disputed Items”). If an Objections Statement is not delivered to Buyer within 60 days after delivery of the Closing Statement, the Closing Statement as prepared by Buyer will be final, binding and non-appealable by the parties hereto; provided that, in the event Buyer, the Company or any of its Subsidiaries does not provide any papers or documents reasonably requested by Seller or any of its representatives within five (5) days of request therefor (or such shorter period as may remain in such 60-day period), such 60-day period will be extended by one (1) day for each additional day required for Buyer, the Company or one of its Subsidiaries to fully respond to such request; provided further that such 60-day period will be extended a minimum of 10 days following the date on which Buyer or the Company will have fully responded to such request. Seller and Buyer will negotiate in good faith to resolve the Disputed Items and all such discussions related thereto will (unless otherwise agreed by Buyer and Seller) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement to Buyer, Seller and Buyer will submit any unresolved Disputed Items to an independent national valuation firm mutually selected by Buyer and Seller (the “Arbiter”). In the event the parties submit any unresolved Disputed Items to the Arbiter, each party will submit a Closing Statement (which in the case of each party may be a Closing Statement that, with respect to the unresolved Disputed Items (but not, for the avoidance of doubt, with respect to any other items), is different than the Closing Statement initially submitted to Seller, or the Objections Statement delivered to Buyer, as applicable) together with such supporting documentation as it deems appropriate, to the Arbiter within 30 days after the date on which such unresolved Disputed Items were submitted to the Arbiter for resolution. Seller and Buyer will use their respective commercially reasonable efforts to cause the Arbiter to resolve such dispute as soon as practicable, but in any event within 30 days after the date on which the Arbiter receives the Closing Statements prepared by Seller and Buyer. The Arbiter will resolve such dispute by choosing, in its entirety, the Closing Statement proposed by either Seller or Buyer, and will make no other resolution of such dispute (including by combining elements of the Closing Statements submitted by both parties). Seller and Buyer will use their respective commercially reasonable efforts to cause the Arbiter to notify them in writing of its resolution of such dispute as soon as practicable. The Closing Statement selected by the Arbiter will be final, binding and non-appealable by the parties hereto. Each party will bear its own costs and expenses in connection with the resolution of such dispute by the Arbiter. The costs and expenses of the Arbiter will be paid by the party whose Closing Statement is not chosen by the Arbiter in its resolution of the dispute.
(e)If the Purchase Price as finally determined pursuant to Section 1.02(d) (the “Final Purchase Price”) is greater than the Estimated Purchase Price, then, within five (5) business days after the determination of Final Purchase Price, Buyer will pay to Seller, by wire transfer of immediately available funds, an amount equal to such excess.
(f)If the Final Purchase Price is less than the Estimated Purchase Price, then, within five (5) business days after the determination of Final Purchase Price,  Seller will pay to Buyer by wire transfer of immediately available funds, an amount equal to such shortfall.
(g)All payments required pursuant to Section 1.02(e) and Section 1.02(f) will be deemed to be adjustments for Tax purposes to the Purchase Price.
1.03The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Seller, located at 2777 Allen Parkway, Suite 600, Houston, Texas 77019, or such other location as mutually agreed to by Buyer and Seller, on the date hereof. The date of the Closing is herein referred to as the “Closing Date.” The Closing will be deemed to occur at 12:01 a.m. on the Closing Date.
ARTICLE II

DELIVERIES AT CLOSING
2.01Intentionally Omitted.
2.02Seller’s Closing Deliveries. At the Closing, Seller shall deliver (or cause to be delivered) to Buyer:
(a)an assignment agreement evidencing the transfer of the Units to the Purchaser (the “Assignment”), in the form attached hereto as Exhibit A, duly executed by Seller;
(b)a certification from Seller certifying Seller’s non-foreign status that complies with Treasury Regulation Section 1.1445-2(b)(2) and Section1446(f) of the Code stating that Seller is not a “foreign person” within the meaning of Sections 1445 and 1446(f) of the Code, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date and duly executed by Seller;
(c)evidence that any and all Liens, other than Permitted Liens, on the assets of the Company and Units have been released;
(d)a duly executed and complete IRS Form W-9 from Seller;
(e)an amended and restated lease agreement in form and substance acceptable to Buyer duly executed by Seller and the tenant of that certain structure on the Owned Real Property;
(f)a Royalty Agreement in form and substance acceptable to Buyer duly executed by Seller and the other parties thereto;
(g)the Rail Car Letter duly executed by Seller; and
(h)a certificate signed by an officer of Seller certifying, as complete and accurate as of the Closing, attached copies of the Organizational Documents of the Company, certifying and attaching all requisite resolutions or actions of Seller as the sole member of the Company approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency and signatures of the officers of Seller and the Company executing this Agreement and any other documents relating to the Transaction.
2.03Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver to Seller:
(a)the payment set forth in Section 1.01 to be made by Buyer on the Closing Date;
(b)a counterpart of the Assignment, duly executed by Buyer;
(c)the Rail Car Letter duly executed by Buyer;
(d)a certificate signed by an officer of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Organizational Documents of Buyer, certifying and attaching all requisite resolutions or actions of Buyer approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and the transactions contemplated hereby; and
(e)evidence satisfactory to Seller in its sole discretion that effective as of the Closing either (i) the Reclamation Credit Support with each of Hanover Insurance Company and Philadelphia Indemnity Insurance Company shall be assumed and financially collateralized under a new agreement between Buyer and Philadelphia Indemnity Insurance Company or (ii) replacement support for the Company’s reclamation obligations has been obtained by Buyer, and in either case, with Seller’s financial collateralization of the Reclamation Credit Support unconditionally released at Closing other than with respect to the Hanover Bond.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer that the statements contained in this Article III are true, correct and complete as of the Closing Date as if made on such date (except to the extent any of the following statements speak expressly as of an earlier date in which case Seller represents and warrants to Buyer that the statements are true, correct and complete as of such date):

3.01Organization and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.
3.02Execution and Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Seller, and no other proceedings on Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller does not require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of Seller’s Organizational Documents or any contract to which Seller is bound, or any law, statute, rule or regulation or order, judgment or decree to which Seller is subject.
3.03No Breach. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material lien, security interest, charge or encumbrance upon any material assets of Seller, result in the acceleration of amount payable, or require any material authorization, consent, approval, exemption or other material action by or notice to any court, other Governmental Body or other third party, under the provisions of any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Seller is bound, or any law, statute, rule or regulation or order, judgment or decree to which Seller is subject other than any such breaches, defaults, violations or liens that, individually or in the aggregate, would not have a material adverse effect on the ability of Seller to perform any of its material obligations under this Agreement, and other than any such authorizations, consents, approvals, exemptions or other actions that may be required by reason of Buyer’s participation in the transactions contemplated hereby or the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of Seller to perform any of its material obligations under this Agreement.
3.04Ownership. Seller is the record and beneficial owner of the Units set forth on Section 4.04 of the Company Disclosure Schedule, which Units represent 100% of the outstanding ownership interests in the Company. Upon consummation of the transactions contemplated hereby, Seller will transfer to Buyer good title to the Units free and clear of all Liens, options, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions and upon such transfer, Buyer will own 100% of the equity interests of the Company.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as disclosed by Seller in the Company Disclosure Schedule delivered to Buyer concurrently with the execution and delivery of this Agreement (“Company Disclosure Schedule”), Seller represents and warrants to Buyer that the statements contained in each section of this Article IV are true, correct and complete as of the Closing Date as if made on such date (except to the extent any of the following statements speak expressly as of an earlier date in which case Seller represents and warrants to Buyer that the statements are true, correct and complete as of such date).

4.01Organization and Corporate Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite company power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect. The Company is qualified to do business in those jurisdictions set forth in Section 4.01 of the Company Disclosure Schedule. The Company is qualified to do business in and is in good standing in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.
4.02Subsidiaries. The Company does not own or hold the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.
4.03Authorization; Valid and Binding Agreement; No Breach.
(a)The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b)Except as set forth on Section 4.03(b) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in acceleration of amounts payable under, give rise to a termination right under, result in the creation of any material Lien upon any material assets of the Company, or require any material authorization, consent, approval, exemption or other material action by or notice to any court, other Governmental Body or other third party, under the provisions of the Company’s Organizational Documents or any material contract to which the Company is bound, or any law, statute, rule or regulation or order, judgment or decree to which the Company is subject other than any such breaches, defaults, violations or rights that may be required solely by reason of the identity of Buyer and its participation in the transactions contemplated hereby.
4.04Equity Securities. Section 4.04 of the Company Disclosure Schedule sets forth all of the outstanding equity securities and any other ownership interests of the Company. The Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants, convertible notes or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except for the Units, there are no outstanding (a) limited liability company interests or other equity interests or voting securities of the Company, (b) securities convertible or exchangeable into limited liability company interests of the Company, (c) any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem limited liability company interests of the Company or (d) equity appreciation, phantom stock, profit participation or similar rights with respect to the Company.
4.05Financial Statements. Attached to Section 4.05 of the Company Disclosure Schedule is the Company’s unaudited balance sheet as of December 31, 2021 (the “Latest Balance Sheet”) and the related statement of income for the 12-month period then ended (the “Financial Statements”). Except as set forth on Section 4.05 of the Company Disclosure Schedule, the Financial Statements present fairly in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein in accordance with GAAP, consistently applied subject to (i) the absence of footnote disclosures and other presentation items, (ii) changes resulting from year-end adjustments that would not be material and (iii) the presentation of affiliate and/or intercompany balances, which are presented on a net basis.
4.06Absence of Certain Developments. Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect. Except as set forth on Section 4.06 of the Company Disclosure Schedule and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, the Company has not:
(a)amended or modified any of its Organizational Documents;
(b)subjected any material portion of its properties or assets to any material Lien, except for Permitted Liens;
(c)sold, assigned or transferred any assets with an aggregate value in excess of $50,000, except in the ordinary course of business;
(d)made any loans or advances to, or guarantees for the benefit of, or made any capital investment in any Persons (except to employees in the ordinary course of business);
(e) incurred material damage, destruction or loss (whether or not covered by insurance) to its property with an individual value in excess of $50,000; or
(f)committed to do any of the foregoing.
4.07Title to Properties.

(a)Except as set forth on Section 4.07(a) of the Company Disclosure Schedule, the Company owns good title to, or holds pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, and except for assets disposed of by the Company in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet.
(b)Section 4.07(b) of the Company Disclosure Schedule sets forth the address or legal descriptions of all real property (collectively, the “Owned Real Property”) owned by the Company. Except as set forth on Section 4.07(b) of the Company Disclosure Schedule, the Company has good and marketable fee simple title to each parcel of Owned Real Property, free and clear of all Liens, except Permitted Liens.
(c)Section 4.07(c) of the Company Disclosure Schedule sets forth all real property leased (the “Leased Real Property”) by the Company. Except as set forth on Section 4.07(c) of the Company Disclosure Schedule, the Leased Real Property leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws. The Company has delivered or made available to Buyer copies of each of the leases described on Section 4.07(c) of the Company Disclosure Schedule, and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Buyer. The Company is not in default in any material respect under any of such leases and has not received written notice alleging any such default.
4.08Tax Matters.
(a)All income Tax Returns of or with respect to the Company and its assets required by Law to be filed by Seller or the Company have been timely filed and all such Tax Returns were, true, complete and correct in all material respects at the time of such filing. Seller, with respect to the Company and its assets, and the Company have paid all Taxes payable by each of them with respect to such Tax Returns.
(b)Seller and the Company have complied with all applicable laws relating to the payment and withholding of Taxes (including withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other Applicable Law) and have, within the time and in the manner prescribed by law, withheld from employee wages, if any, and paid over to the proper governmental authority all required amounts;
(c)The Company is disregarded as an entity separate from its owner for federal income tax purposes. At all times since its organization, the Company has been a disregarded entity for federal income tax purposes and no election has been filed or will be filed with the Internal Revenue Service to treat the Company as an association taxable as a corporation.
(d)There is no material dispute or claim concerning any Tax liability of the Company claimed or raised by any taxing authority of which the Company has received written notice. The Company has not waived any statute of limitations in respect of material Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency.
(e)No audit, examination or other administrative proceedings or court proceedings are presently pending or, to Seller’s knowledge, threatened with regard to any Taxes or Tax Returns of the Company or of Seller, with respect to the Company and its assets, and there are no Liens for Taxes upon any property or asset of any Company;

(f)No written claim has been made by any tax authority in a jurisdiction where any Company or Seller, with respect to the Company and its assets, does not file a Tax Return that it is or may be subject to taxation in that jurisdiction;
(g)Neither Seller nor the Company has knowledge of any outstanding, pending or proposed special assessments or special real property related taxes, including any deferred money payments or performances on account of any subdivision or change in zoning or land use classification, affecting the real property included in the Real Estate Interests or any acts that would result in the imposition of any deferred or “roll back” taxes with respect to the real property included in the Owned Real Property or the Leased Real Property.
(h)The Company has not (i) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (ii) deferred payment of any payroll Taxes pursuant to Section 2302 of the CARES Act, (iii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act or other credit pursuant to any COVID-19 Law, or (iv) amended any income tax return for a taxable year prior to 2020 in order to carry back a net operating loss to such year.
(i)The representations set forth in this Section 4.08 are the only representations in this Agreement with respect to Taxes and any claim for breach of representation with respect to Taxes will be based on the representations made in this Section 4.08 and will not be based on the representations set forth in any other provision of this Agreement.
4.09Contracts and Commitments.
(a)Except as set forth on Section 4.09(a) of the Company Disclosure Schedule, the Company is not party to any:
(i)equity purchase, equity option or similar plan;
(ii)contract for the engagement of any person on a full-time or consulting basis;
(iii)agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material portion of the Company’s assets;
(iv)guaranty of any obligation for borrowed money;
(v)lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000;
(vi)lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $100,000;
(vii)contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $100,000 (other than purchase orders entered into in the ordinary course of business);
(viii)any contract relating to non-competition restrictions or that restricts the Company from selling any product, providing any service, engaging in any line of business, competing with any third party in any geographic area, or hiring, soliciting or retaining any third party (whether the Company is subject to or the beneficiary of such obligation);

(ix)any pension, profit sharing, stock option, stock purchase, stock appreciation, deferred Compensation, severance or other plan, Contract or arrangement, in each case, of the Company for the benefit of current or former directors, managers, officers, employees, independent contractors or consultants of the Company;
(x)any contract that provides for the assumption of any Tax, environmental or other Liability of any Person;
(xi)any contract that requires the payment of a royalty;
(xii)contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $100,000 (other than purchase orders entered into in the ordinary course of business); or
(xiii)any contract entered into in connection with the Company’s bankruptcy proceeding for which the Company has continuing payment obligations after the Closing to a Person with respect to obligations arising prior to the Company’s bankruptcy proceeding, other than the obligations with respect to the Outstanding Litigation.
(b)Buyer has been given access to a true and correct copy of all written contracts which are referred to on Section 4.09(a) of the Company Disclosure Schedule, together with all material amendments, waivers or other changes thereto.
(c)The Company is (i) not in material default under any contract listed on, or that is required to be listed on, Section 4.09(a) of the Company Disclosure Schedule (each, a “Material Contract” and, collectively, the “Material Contracts”) and (ii) to the Company’s knowledge, the other party to each of the Material Contracts is not in material default thereunder. Each Material Contract is valid and binding on the Company and, to the Company’s knowledge, the counterparty(ies) thereto and is in full force and effect.
4.10Intellectual Property. All of the material patents, internet domain names, registered trademarks, registered service marks, registered copyrights, applications for any of the foregoing owned by the Company and used in the conduct of the Company’s business (collectively, “Intellectual Property”) are set forth on Section 4.10 of the Company Disclosure Schedule. Except as set forth on Section 4.10 of the Company Disclosure Schedule: (a) the Company owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property, (b) to the Company’s knowledge, the Company is not currently infringing on the intellectual property rights of any other Person, and (c) to the Company’s knowledge, no Person is currently infringing on the Intellectual Property.
4.11Litigation. Except as set forth on Section 4.11 of the Company Disclosure Schedule, there are no actions or proceedings pending, and the Company has not received any written threats, or to Company’s knowledge any other threats, of actions or proceedings, against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and the Company is not subject to any outstanding judgment, order or decree of any court or Governmental Body.
4.12Employee Benefit Plans. The Company does not maintain or contribute to any “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), “welfare plans” (as defined under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) or any other employee benefit plan, program or arrangement.
4.13Insurance. Section 4.13 of the Company Disclosure Schedule lists each material insurance policy maintained by the Company. All such insurance policies are in full force and effect. The Company is not in material default with respect to its obligations under any such insurance policies and the Company does not have any pending claim under any such policies.

4.14Compliance with Laws; Permits. Except as set forth on Section 4.14 of the Company Disclosure Schedule, the Company is in compliance with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof, except where the failure to comply would not have a Material Adverse Effect. All Permits required for the conduct or operation of the Company’s business have been obtained and are valid and in full force and effect. All fees and charges with respect to such Permits have been paid in full. Section 4.14 of the Company Disclosure Schedule lists all current Permits issued to the Company. No act or omission of the Company or any of its Affiliates has occurred, or to the knowledge of the Company after reasonable inquiry, no other event has occurred, in each case that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.14 of the Company Disclosure Schedule.
4.15Environmental Compliance and Conditions. Except as set forth on Section 4.15 of the Company Disclosure Schedule:
(a)To the Company’s knowledge, the Company is in compliance in all material respects with all Environmental Laws.
(b)The Company holds and is in compliance in all material respects with all authorizations, licenses and permits required under Environmental Law to operate at the Owned Real Property and the Leased Real Property and to carry on its businesses as now conducted.
(c)Since January 1, 2017, the Company has not received any written notice from any Governmental Body regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws that would result in material liability to the Company.
(d)To the Company’s knowledge, since January 1, 2017, there has been no disposal or of release of any Hazardous Substance at any Owned Real Property or Leased Real Property so as to give rise to liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws, which would result in material liability to the Company.
(e)The Company has made available to Buyer true and complete copies of all phase 1 environmental assessment reports, NR 135 Annual Nonmetallic Mining Reclamation Reports and annual conditional use permit audits for the Owned Real Property or Leased Real Property by the Company in the Company’s or Seller’s possession or control.
(f)To the Company’s knowledge, there are no storage tanks under any portion of the Owned Real Property and no storage tanks have been removed from any portion of the Owned Real Property.
(g)The representations and warranties in this Section 4.15 are the sole and exclusive representations and warranties in this Agreement concerning environmental matters including, without limitation, matters arising under Environmental Laws.
4.16Affiliated Transactions. Except as set forth on Section 4.16 of the Company Disclosure Schedule, no officer, director, manager, controlling member or Affiliate of the Company or Seller or, to the Company’s knowledge, any individual in such officer’s, director’s, manager’s or member’s immediate family is a party to any material agreement, contract, commitment or transaction with the Company or has any material interest in any material property used by the Company.
4.17Employment and Labor Matters. The Company does not have, and has not had in the prior two years, any employees. The Company is not a party to or bound by any collective bargaining agreement, nor has Company experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute.

4.18Brokerage. Except as set forth on Section 4.18 of the Company Disclosure Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or the Company.
4.19Sufficiency of Assets. Except as set forth on Section 4.19 of the Company Disclosure Schedule, the buildings, plants, structures, mining machinery and mining equipment currently owned or leased by the Company constitute all of the buildings, plants, structures, mining machinery and mining equipment used for the conduct of the Company’s sand mining, processing, loading and shipping operations prior to the temporary idling of the mine operations.
4.20No Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, except those which (a) are reflected or reserved against in the Latest Balance Sheet, (b) have been incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet and are not, individually or in the aggregate, material in amount, (c) are incurred in connection with the execution and performance by the Company of the transactions contemplated by this Agreement or the Transaction Documents, (d) in the aggregate do not exceed $250,000 or (e) are described in the Company Disclosure Schedules.
4.21No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, NEITHER THE COMPANY NOR SELLER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER WILL ACQUIRE THE COMPANY WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:

5.01Organization and Power. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the state of its organization, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.
5.02Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer, and no other proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Seller and the Company, this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
5.03No Breach. Buyer is not subject to or obligated, to the extent applicable, under its articles of incorporation, its bylaws or applicable governing documents, any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or any order, writ, injunction or decree, which would be breached or violated in any material respect by its execution, delivery or performance of this Agreement.

5.04Consents, etc. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
5.05Litigation. There are no actions or proceedings pending or, to Buyer’s knowledge, overtly threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding judgment, order or decree of any court or Governmental Body.
5.06Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.
5.07Investment Representation. Buyer is acquiring the Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Units. Buyer acknowledges that the Units have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that the Units may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933, as amended, and the Units are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws.
5.08Solvency. Upon consummation of the transaction contemplated hereby, Buyer and the Company will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.
5.09Investigation. Buyer acknowledges that in addition to the provisions of this Agreement and the other Transaction Documents, it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded full access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company. Buyer does not have any knowledge that the representations and warranties of Seller or the Company in this Agreement are not true and correct in all material respects, and Buyer does not have any knowledge of any material errors in, or material omissions from, the attached disclosures schedules.
ARTICLE VI

COVENANTS AND OTHER AGREEMENTS
6.01Access to Books and Records. From and after the Closing, Buyer will cause the Company to provide Seller and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the personnel, books and records of the Company with respect to periods or occurrences prior to the Closing Date in connection with any matter, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by Seller, Buyer will not, and will not permit the Company to, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any books and records of the Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or such portions thereof.
6.02Director and Officer Liability and Indemnification. After the Closing, Buyer shall not, and shall not permit the Company to, threaten, file or bring any claim, action or proceeding, whether criminal, civil, administrative or investigative, against of the Company’s current or former directors and officers (each, a “D&O Indemnified Person”) based on or arising out or relating to the fact that such Person is or was a director or officer of the Company and arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated thereby). In the event that all or substantially all of the assets of the Company are sold, whether in one transaction or a series of transactions, then Buyer and the Company will, and in each such case, ensure that the successors and assigns of the Company assume the obligations set forth in this Section 6.02. The provisions of this Section 6.02 will apply to all of the successors and assigns of the Company.
6.03Change of Name. From and after the Closing, Buyer and the Company shall have no right to use corporate names and trademarks based on the terms “Hi-Crush” or similar names, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto. Within forty-five (45) business days following the Closing Date, Buyer shall cause the Company to file an amendment to its Certificate of Formation and with all other Government Bodies reflecting the change of the Company’s name to a name not containing any of those names listed in the first sentence of this Section 6.03 or any derivative thereof.
6.04Real Property Taxes.
(a)The Company exclusively authorizes Seller to pursue all available remedies and to make any filings Seller deems reasonably appropriate to seek reimbursement of some or all of the real property Taxes paid by the Company for the 2020 calendar year (the “2020 Real Property Taxes”); provided, however, that neither Seller nor any of its Affiliates shall enter into any agreement that adversely affects or is reasonably likely to adversely affect the Tax liability of Buyer, the Company or any Affiliate of the foregoing for any period ending after the Closing Date, including the portion of the Straddle Period that begins after the Closing Date, without the prior written consent of Buyer, which may not be unreasonably withheld, conditioned or delayed. In the event the Company obtains any portion of the 2020 Real Property Taxes in any form (e.g., reimbursement, credit, etc.), Buyer shall cause the Company to pay to Seller in cash an amount equal to the portion of the 2020 Real Property Taxes that Seller was able to obtain on behalf of the Company.
(b)The Company exclusively authorizes Seller to pursue all available remedies and to make any filings Seller deems reasonably appropriate to reduce the amount of the Company’s real property Taxes required to be paid by the Company for the 2021 calendar year (the “2021 Real Property Taxes”); provided, however, that neither Seller nor any of its Affiliates shall enter into any agreement that adversely affects or is reasonably likely to adversely affect the Tax liability of Buyer, the Company or any affiliate of the foregoing for any period ending after the Closing Date, including the portion of the Straddle Period that begins after the Closing Date, without the prior written consent of Buyer, which may not be unreasonably withheld, conditioned or delayed. In the event the Company obtains any portion of the 2021 Real Property Taxes in any form (e.g., reimbursement, credit, etc.), Buyer shall cause the Company to pay to Seller in cash an amount equal to the portion of the 2021 Real Property Taxes that Seller was able to obtain on behalf of the Company.
6.05Hanover Insurance Company Bond. Buyer will cause that certain surety Bond Number 1940181, dated December 5, 2018, as amended March 3, 2021 (the “Hanover Bond”) issued by Hanover Insurance Company in the amount of $355,000 to the City of Blair, Wisconsin to be fully and unconditionally released without any claims thereon by the City of Blair, Wisconsin (the “Hanover Bond Replacement”) as determined by Seller in its sole discretion. Upon the Hanover Bond Replacement, Buyer shall pay Seller within five (5) business days an amount equal to the difference between (a) the amount of the bond premium that Hanover Insurance Company would have refunded to Seller if the Hanover Bond Replacement had occurred on the Closing Date and (b) the amount of the bond premium that Hanover Insurance Company pays Seller upon the occurrence of the Hanover Bond Replacement. In the event the Hanover Bond Replacement does not occur prior to the renewal date for the Hanover Bond, Buyer shall pay to Seller the amount of the premium required to be paid by Seller to renew the Hanover Bond prior to the time that Seller renews the Hanover Bond. Additionally, Buyer shall pay to Seller within five (5) business days the amount of any payments Seller is required to make to Hanover Insurance Company for any claims on the Hanover Bond arising on or after the Closing Date. In the event the Hanover Bond Replacement has not occurred on or before August 30, 2022, Buyer shall pay Seller each month an amount equal to one and one-half percent (1.5%) of the amount of the Hanover Bond until such time that the Hanover Bond Replacement has occurred.
ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS
7.01Survival. The representations and warranties contained in Article III, Article IV and Article V and the covenants and agreements contained in this Agreement will survive the Closing and will terminate on the date that is twelve (12) months after the Closing Date, provided that (a) the Fundamental Representations shall survive the Closing until the 20th anniversary of the Closing Date, (b) the covenants and agreements contained in Article VI will survive for a period of thirty (30) days following the date on which the performance of such covenant is required to be completed, (c) the covenants and agreements contained in Article VII (other than Section 7.02(a)(iv)), Article VIII and Article IX will survive in accordance with the terms thereof, and (d) the covenants and agreements contained in Section 7.02(a)(iv) will survive the Closing and will terminate as provided on Section 7.02(a)(iv) of the Company Disclosure Schedule.
7.02Indemnification of Buyer.
(a)From and after the Closing (but subject to the terms and conditions of this Article VII), the Buyer Indemnitees (as defined below) will be indemnified by Seller in respect of any Losses suffered or incurred by Buyer or any of its Affiliates, officers, directors, employees or agents (the “Buyer Indemnitees”) based upon, arising out of, with respect to, or by reason of (i) a breach of any representation or warranty of Seller contained in Article III and Article IV of this Agreement, (ii) the Outstanding Litigation based upon, arising out of, with respect to, or by reason of any acts or omissions of Company Group before the Closing Date (the “Outstanding Litigation Indemnification”), (iii) any breach of any covenant of Seller contained in this Agreement or any Transaction Document, or (iv) any violation by the Company before the Closing Date of the mineral rights of the Mineral Owner on the Mineral Owner Property.
(b)Notwithstanding anything to the contrary set forth in this Agreement, even if a Buyer Indemnitee would otherwise be entitled to recover a Loss pursuant to this Agreement:
(i)no Buyer Indemnitees will be entitled to any indemnification for a Loss hereunder relating to a breach of any representation or warranty of the Company or Seller if, with respect to any individual item of Loss, such item is less than $5,000 (“Minor Claim”); provided however, that the Minor Claim will not apply to Losses resulting from breaches of the Fundamental Representations of the Company or Seller;
(ii)no Buyer Indemnitees will be entitled to any indemnification hereunder unless the aggregate of all Losses (excluding Minor Claims) relating to a breach of any representation or warranty of Seller contained in this Agreement would exceed on a cumulative basis an amount equal to $100,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible; provided that the Deductible will not apply to

Losses resulting from breaches of the Fundamental Representations of the Company or Seller;
(iii)the maximum aggregate liability of Seller to Buyer Indemnitees taken together for all Losses for breaches of any representation or warranty of Seller contained in this Agreement shall not exceed $700,000 (the “Cap”); provided that the Cap will not apply to Losses resulting from breaches of the Fundamental Representations of the Company or Seller; and
(iv)the maximum aggregate liability of Seller to Buyer Indemnitees taken together for all Losses of the Company or Seller contained in this Agreement shall not, except in the case of (A) fraud, (B) the matters covered in Section 7.09, (C) the Outstanding Litigation Indemnification and (D) the matters covered by Section 7.02(a)(iv) (collectively, the “Uncapped Matters”), exceed the Purchase Price (the “Aggregate Cap”).
(c)From and after the Closing (but subject to the terms and conditions of this Article VII), any indemnification of the Buyer Indemnitees for which Seller is liable hereunder will be effected by a payment made by Seller to Buyer.
(d)Notwithstanding any other provision of this Agreement to the contrary, Seller will have no obligation to indemnify any of the Buyer Indemnitees from and against any Taxes of any Person (i) for any Post-Closing Tax Period (or any other Losses directly related to any such Taxes), or (ii) that are attributable to (A) any transaction by the Company occurring on the Closing Date or after the Closing, (B) any taxable income or gain recognized by the Company that is attributable to the transactions contemplated by this Agreement (including, without limitation, the manner in which Buyer finances such transactions), or (C) any breach of Section 7.09(b) or Section 7.09(e).
(e)All payments under this Section 7.02 will be treated by the parties as an adjustment to the proceeds received by Seller pursuant to Article I.
7.03Indemnification of Seller. From and after the Closing (but subject to the provisions of this Article VII), Buyer will indemnify Seller, its members, its and their Affiliates, and its and their officers, directors, employees and agents (the “Seller Indemnitees”) against and hold them harmless from any Losses suffered or incurred by any such Seller Indemnitee based upon, arising out of, with respect to, or by reason of (a) a breach of any representation or warranty of Buyer contained in Article V of this Agreement, (b) any breach of any covenant of Buyer contained in this Agreement or any Transaction Document, (c) Third Party Claims arising out of acts or omissions by Buyer Group on or after the Closing Date relating to the post-Closing operations of the Company, or (d) the Outstanding Litigation based upon, arising out of, with respect to, or by reason of any acts or omissions of Buyer Group on or after the Closing Date. All payments under this Section 7.03 will be treated by the parties as an adjustment to the proceeds received by Seller pursuant to Article I.
7.04Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation or warranty or covenant will terminate on the applicable survival termination date (as set forth in Section 7.01), unless, with respect to a representation, warranty and covenant that terminates following the Closing Date, an Indemnified Party has incurred a Loss prior to such applicable survival termination date and made a proper claim for indemnification pursuant to Section 7.02 or Section 7.03, subject to the terms and conditions of Article IX, prior to such termination date, as applicable, including by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnifying Party. If an Indemnified Party has made a proper claim for indemnification pursuant to Section 7.02 or Section 7.03 prior to such termination date, then such claim for such Loss incurred (and only such claim for such Loss incurred), if then unresolved, will not be extinguished by the passage of the deadlines set forth in Section 7.01. Buyer will have no right to assert any claim pursuant to this Article VII with respect to any Loss, cause of action or other claim to the extent it is a Loss, cause of action or claim with respect to which Buyer or any of its

Affiliates has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable.
7.05Procedures Relating to Indemnification.
(a)In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of a claim or demand made by any Person other than a party to this Agreement (a “Third Party”) against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible after receipt, but in no event later than three calendar days after receipt, by such Indemnified Party of notice of the Third-Party Claim; provided that failure to give such notification on a timely basis will not affect the indemnification provided hereunder except to the extent the Indemnifying Party will have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.
(b)If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party will continue to be entitled to assert any limitation on any claims contained in this Article VII. Should an Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party will control such defense. Subject to the Indemnified Party providing timely notice pursuant to Section 7.05(a), the Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend any Third-Party Claim, all the parties hereto will cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation will include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything in this Section 7.05(b) to the contrary, Seller may elect to control the defense of any Third-Party Claim with counsel selected by Seller whether Seller is the Indemnified Party or the Indemnifying Party, and to the extent Buyer is the Indemnifying Party in that case, Buyer will pay for or reimburse Seller’s costs in connection with such defense. Whether or not Seller will have assumed the defense of a Third-Party Claim, neither Buyer nor any of its Affiliates will admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the prior written consent of Seller.
(c)Seller assumes the defense of the Outstanding Litigation. The Buyer Indemnitees have the right to participate in the defense thereof and to employ counsel, at their own expense, separate from the counsel employed by Seller, it being understood, however, that Seller will control such defense. Neither Buyer, the Company nor any of their Affiliates will admit any liability with respect to, or settle, compromise or discharge, the Outstanding Litigation without the prior written consent of Seller which shall not be unreasonably withheld, conditioned or delayed. Additionally, neither Seller nor its Affiliates will admit any liability with respect to, or settle, compromise or discharge, the Outstanding Litigation for the periods arising on or after the Closing Date without the prior written consent of Buyer which shall not be unreasonably withheld, conditioned or delayed. A party will not be deemed to be unreasonably withholding, conditioning or delaying its consent of a settlement, compromise or discharge of the Outstanding Litigation to the extent such settlement, compromise or discharge does not fully include a full release of such party from all claims related to the Outstanding Litigation, or the amount required to be paid by such party in connection with such settlement, compromise or discharge exceeds the amount such party is willing to pay.
(d)During the period between the Closing Date and the date that is twelve (12) months following the Closing Date (the “Post-Closing Period”), neither Buyer nor any other Buyer Indemnitee may, directly or indirectly, initiate contact with, discuss with, or provide any other communication (in any form or format) to the Mineral Owner or any employees, officers, directors, managers, representatives, or agents thereof with respect to any matter related to the Company or any activities at the Owned Real Property or the Leased Real Property, including, without limitation, the Mineral Owner Property. In the event that during the Post-Closing Period the Mineral Owner or any employees, officers, directors, managers, representatives, or agents thereof initiate contact with any Buyer Indemnitee, Buyer shall not respond to such contact and shall provide Seller notice of such contact within three (3) calendar days of receipt of such contact and Seller and Buyer shall mutually agree on the content of the response to the Mineral Owner prior to any such response to the Mineral Owner or any employees, officers, directors, managers, representatives, or agents thereof; provided that if Seller and Buyer are unable to agree on the content of such response within three (3) calendar days after such notice has been given to Seller, Buyer shall be permitted to respond to Mineral Owner or any employees, officers, directors, manager, representative, or agent thereof. In the event that during the six year (6) period after the Post Closing Period, the Mineral Owner or any employees, officers, directors, managers, representatives, or agents thereof communicates with any Buyer Indemnitee regarding the Company’s activities at the Mineral Owner Property on or prior to the Closing Date, Buyer shall provide Seller notice of each such communication within three (3) calendar days of receipt of such communication.
7.06Mitigation. Each Indemnified Party will take commercially reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith. In the event that an Indemnifying Party makes any payment to any Indemnified Party for indemnification for which such Indemnified Party could have collected on a claim against a third party (including under any contract and any insurance claims), the Indemnifying Party will be entitled to pursue claims and conduct litigation on behalf of such Indemnified Party and any of its successors, to pursue and collect on any indemnification or other remedy available to such Indemnified Party thereunder with respect to such claim and generally to be subrogated to the rights of such Indemnified Party. Except pursuant to a settlement agreed to by the Indemnifying Party, the Indemnified Party will not waive or release any contractual right to recover from a third party any loss subject to indemnification hereby without the prior written consent of the Indemnifying Party. The Indemnified Party will, and will cause its Affiliates (including the Company if the Company is an Affiliate) to, cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, with respect to any such effort to pursue and collect with respect thereto. Notwithstanding anything in this Agreement to the contrary, a Buyer Indemnitee will not be entitled to recover for any Losses pursuant to Section 7.02 to the extent such Losses are otherwise recoverable by the Company or any of its Affiliates pursuant to prior acquisition agreements.
7.07Determination of Loss Amount.
(a)Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether there has been a breach of any representation, warranty, covenant or other agreement set forth in this Agreement and calculating the amount of Losses to which an indemnified party is entitled under this Article VII, the terms “material,” “materiality,” and “Material Adverse Effect” and similar phrases are to be disregarded. The indemnification provisions of this Article VII will be enforceable regardless of whether any party alleges or proves the sole, concurrent, contributory or comparative negligence or fault of the indemnified Party.
(b)In no event will Buyer Indemnitees or Seller Indemnities be liable hereunder for any (i) punitive damages, or (ii) indirect, incidental, special or consequential damages, in either case, whether based on contract, strict liability, other applicable Law or otherwise and whether or not arising from any other Party’s sole, joint or concurrent negligence, strict liability or other fault, except, in the case of clause (i), to the extent owed to a Third Party pursuant to a Third Party Claim and in the case of clause (ii), to the extent (A) owed to a Third Party pursuant to a Third Party Claim, (B) such damages were a reasonably foreseeable consequence of the Party’s breach and are otherwise recoverable under applicable law, or (C) arise out of the matters contemplated by Section 7.02(a)(ii) or Section 7.03(d) (and only with respect to this clause (C), excluding lost profits). In addition, no indemnifying party will be liable hereunder in respect of any claim if such claim would not have arisen but for a change in legislation or accounting policies or a change in interpretation of applicable law as determined by a court or pursuant to an administration rule-making decision. Attorney, consultant, and other professional fees and disbursements incurred by an indemnified party in connection with this Article VII will be reasonable and based only on time actually spent, which will be charged at no more than such professional’s standard hourly rate. THE PARTIES ACKNOWLEDGE THAT THE AGREEMENTS CONTAINED IN THIS SECTION 7.07(b) ARE AN INTEGRAL PART OF THE TRANSACTION, AND THAT, WITHOUT THESE AGREEMENTS, THE PARTIES WOULD NOT ENTER INTO THIS AGREEMENT.
(c)No Buyer Indemnitee will be entitled to any indemnification under this Article VII to the extent (i) such matter was taken into account in determining the Final Purchase Price pursuant to Section 1.02, (ii) such matter was reserved for in the Financial Statements, or (iii) is included in the Closing Statement.
7.08Exclusive Remedy.
(a)Buyer and Seller acknowledge and agree that, from and after the Closing, except in the case of the Uncapped Matters, its sole and exclusive remedy with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, will be pursuant to the provisions set forth in this Article VII and the Buyer Indemnitees and Seller Indemnities will have no other remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, Section 7.02. or Section 7.03, as applicable. In furtherance of the foregoing, except in the case of the Uncapped Matters and except for Buyer’s rights under this Article VII, Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, all rights, claims and causes of action it may have against the Seller Indemnitees relating (directly or indirectly) to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law or ordinance or otherwise, including any rights, claims or causes of action with respect to any environmental, health or safety matters (including all matters arising under CERCLA).
(b)Buyer acknowledges and agrees that, except in the case of the Uncapped Matters, the Buyer Indemnitees may not avoid such limitation on liability by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (ii) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties and covenants contained in this Agreement or any Transaction Document.
EACH OF THE BUYER INDEMNITEES EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS, WHICH PROVIDES:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

EACH OF THE BUYER INDEMNITEES UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF

STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH BUYER INDEMNITEE ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

(c)The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer’s remedies with respect to this Agreement and the transactions contemplated hereby (including Section 7.02, Section 7.03 and Section 9.17) were specifically bargained for between sophisticated parties, were specifically taken into account in the determination of the amounts to be paid to Seller hereunder and were relied upon by the Company and Seller in agreeing to provide their respective representations and warranties set forth herein.
7.09Tax Matters.
(a)Responsibility for Filing Tax Returns.
(i)Seller shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns of the applicable Company with respect to the Pre-Closing Tax Period and unless included in the calculation of the Purchase Price shall pay any Taxes due in respect of any Pre-Closing Tax Period, including without limitation, any sales or uses Taxes that may become owing in connection with the Wisconsin Sales and Use Tax Audit described on Section 4.08(d) of the Company Disclosure Schedules. Seller shall be entitled to refunds (whether by payment, credit or offset) of Taxes with respect to Pre-Closing Tax Periods.
(ii)Buyer will prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns for the Company that have not yet been filed as of the Closing Date. The Company will not waive any carryback of any net operating loss, capital loss or credit on any such Tax Return. With respect to Tax Returns that are required to be filed by or with respect to the Company for a Straddle Period (“Straddle Returns”), such Straddle Returns shall be prepared in a manner consistent with past practice (unless otherwise required by law), and Seller shall be responsible for Taxes due in respect of that portion of such Straddle Periods as ends on the applicable Closing Date (“Straddle Pre-Closing Taxes”). Buyer shall notify Seller of any amounts due from Seller in respect of any Straddle Return no later than ten (10) business days prior to the date on which such Straddle Return has been finalized (as described in this paragraph) and is due, or as soon as reasonably practicable in the case of Expedited Returns, and Seller shall remit such payment to Buyer no more than five (5) business days following receipt of such notice, or as soon as reasonably practicable in the case of Expedited Returns,. Buyer shall deliver or cause to be delivered any Straddle Return to Seller for its review at least thirty (30) days prior to the date on which such Tax Return is required to be filed. If Seller disputes any item on such Tax Return, it shall notify Buyer of such disputed item (or items) and the basis for their objection. The Parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the Parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to Seller and Buyer (the “Independent Accountants”) and will be filed as prepared by Buyer if the disputed matter is not resolved before the due day for the Tax Return, and shall later be amended if necessary to conform with the determinations of the Independent Accountant. The fees and expenses of such Independent Accountants shall be borne equally by Seller and the Company. Seller shall be entitled to any refund of Straddle Pre-Closing Taxes. For purposes of this Section 7.09(a), in the case of any Taxes of the Company that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends on the Closing Date shall (i) in the case of Taxes that are based upon or related to income or receipts or imposed on a transactional basis, be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of other Taxes, be allocated pro rata per day between the period ending on the Closing Date and the period beginning after the Closing Date.
(iii)With respect to the preparation of Tax Returns, Buyer and Seller agree that all Transaction Tax Deductions will be treated as properly allocable to the Pre-Closing Tax Period to the extent incurred during the Pre-Closing Tax Period.
(b)Transaction Tax Benefits. Buyer will pay to Seller any Transaction Tax Benefit (as defined below) within 10 calendar days of realizing such benefit to the extent any such Transaction Tax Benefits are not included in the calculation of Net Working Capital. For this purpose, a “Transaction Tax Benefit” is any refund of Tax paid with respect to a Pre-Closing Tax Period resulting from the carryback of a Transaction Tax Deduction (and any interest thereon). A Transaction Tax Deduction will be deemed to be realized in a taxable year if, and to the extent that, the Company receives an actual cash refund of Taxes paid as a result of the carry back to a previous taxable year of a Transaction Tax Deduction calculated by the difference, if any, between (i) the actual refund of Taxes of the Company that is available for the Pre-Closing Tax Period and (ii) the refund of Taxes of the Company that would be available for the Pre-Closing Tax Period if the Taxes of the Company for such period were computed without regard to any Transaction Tax Deductions.
(c)Cooperation. The parties will cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns, including the filing of any claim for refund resulting from a carryback of a Transaction Tax Deduction, any Tax audit or other examination in connection with an administrative or judicial proceeding involving a taxing authority relating to Taxes, and the enforcement of the provisions of this Section 7.09(c), and to use their commercially reasonable efforts to obtain any certificate or other document from governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). Such cooperation will include, including upon Seller’s request, providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information.
(d)Transfer Taxes. Buyer and Seller will each pay half of any real property transfer or gains tax, stamp tax, equity transfer tax, or other similar Tax imposed on the Company or Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. Seller and Buyer agree to cooperate in the preparation and filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.
(e)Amended Tax Returns; Tax Elections. Buyer will not, without Seller’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed) cause or permit the Company to (i) amend any Tax Return that relates in whole or in part to any Pre-Closing Tax Period or (ii) make any election that has retroactive effect to any Pre-Closing Tax Period, except to the extent Buyer determines that any such amendment or election is required by applicable law.
(f)Tax Refunds. Except to the extent reflected as an asset in the final calculation of Net Working Capital and without duplication for any Transaction Tax Benefit, Seller will be entitled to any Tax refunds that are received by Buyer or the Company, and any amounts credited against Tax to which Buyer or the Company becomes entitled in any Post-Closing Tax Period, that relate to any Pre-Closing Tax Period. Buyer will pay over to Seller any such refund or the amount of any such credit within five (5) days after actual receipt of such refund or credit against Taxes.
(g)Tax Audits. Buyer shall promptly notify Seller upon receipt by Buyer or any affiliate of Buyer of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period for which Seller may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Audit”). Following the Closing, Buyer shall control the conduct of any Tax Audit; provided, however, that (i) Seller may employ counsel at its expense for purposes of participation in such Tax Audit, (ii) Buyer shall keep Seller reasonably informed with respect to the commencement, status and nature of such Tax Audit and (iii) Buyer shall not enter into any settlement of or otherwise compromise or settle, either administratively or after the commencement of litigation any issue or claim arising under such Tax Audit that is reasonably likely to increase the Tax liability of Seller or to give rise to an indemnification claim pursuant to this Agreement without the consent of Seller, which consent shall not be unreasonably withheld or delayed and which shall be deemed to have been given unless Seller shall have objected within twenty days after written request for such consent by Buyer.
7.10Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
ARTICLE VIII

DEFINITIONS
8.01Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, will have the respective meanings set forth herein:
“2020 Real Property Taxes” has the meaning set forth in Section 6.04(a).

“2021 Real Property Taxes” has the meaning set forth in Section 6.04(b).

“2021 Real Property Tax Payment” means an amount equal to the real property Taxes applicable to the real property owned by the Company for the period between January 1, 2021 and December 31, 2021.

“2022 Real Property Tax Payment” means an amount equal to the real property Taxes applicable to the real property owned by the Company for the period between January 1, 2022 and the day immediately prior to the Closing.

“Action” means any action, arbitration, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, filed, or heard by or before, any Governmental Body or arbitrator.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Aggregate Cap” has the meaning set forth in Section 7.02(b)(iii).

“Agreed Accounting Principles” will mean GAAP, as modified by the matters set forth on the attached Accounting Principles Schedule. For further clarification, if alternative methodologies exist for calculating asset and liability balances under GAAP, the methodology utilized by the Company in preparing Net Working Capital at the Closing pursuant to Section 1.02(b) will be employed.

“Arbiter” has the meaning set forth in Section 1.02(d).

“Arbitrable Dispute” has the meaning set forth in Section 9.15.

“Arbitration Expenses” has the meaning set forth in Section 9.15(c).

“Arbitrators” has the meaning set forth in Section 9.15(b).

“Assignment” has the meaning set forth in Section 2.02(a).

“Buyer Group” means the Company, Buyer, any Subsidiary of Buyer, any contractor of any tier of the foregoing, or any officer, director, manager, employee, invitee, representative, agent, licensee, consultant, or servant of any of the foregoing.

“Buyer Indemnitees” has the meaning set forth in Section 7.02(a).

“Buyer’s Representatives” means Buyer and its authorized representatives.

“Cap” has the meaning set forth in Section 7.02(b)(iii).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 1.03.

“Closing Date” has the meaning set forth in Section 1.03.

“Closing Statement” has the meaning set forth in Section 1.02(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” has the meaning set forth in Article IV.

“Company Group” means the Company, Seller, any Subsidiary of the foregoing, any contractor of any tier of the foregoing, or any officer, director, manager, employee, invitee, representative, agent, licensee, consultant, or servant of any of the foregoing.

“Current Royalty Payment” means an amount equal to any royalty payments which are due on or prior to Closing which are unpaid as of immediately prior to Closing plus that portion of any royalty payments due after the Closing which are applicable to the period beginning prior to the Closing and ending the day immediately prior to the Closing; provided that the foregoing shall exclude any royalty payments under the Excluded Royalty Agreement.

“D&O Indemnified Person” has the meaning set forth in Section 6.02.

“Deductible” has the meaning set forth in Section 7.02(b)(ii).

“Disputed Items” has the meaning set forth in Section 1.02(d).

“Electronic Delivery” has the meaning set forth in Section 9.20.

“Environmental Laws” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, and all judicial and administrative orders and determinations that are binding upon the Company, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“Estimated Purchase Price” has the meaning set forth in Section 1.02(b).

“Excluded Royalty Agreement” means that certain Royalty Agreement, dated March 19, 2015, between the Company and Quarne Family LLC, a Wisconsin limited liability company, for the 2022 calendar year.

“Expedited Return” means any Tax Return that is due earlier than 15 business days after the end of the applicable Tax Period.

“Final Purchase Price” has the meaning set forth in Section 1.02(e).

“Financial Statements” has the meaning set forth in Section 4.05.

“Fundamental Representations” means the representations and warranties of: (a) Seller set forth in Section 3.02, Section 3.04, Section 4.03(a), and Section 4.04; and (b) Buyer set forth in Section 5.02.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with the Company’s past practice.

“Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hanover Bond” has the meaning set forth in Section 6.05.

“Hanover Bond Replacement” has the meaning set forth in Section 6.05.

“Hazardous Substance” means petroleum or any hazardous substance as defined in CERCLA or any other applicable Environmental Laws.

“Indebtedness” means, without duplication, the principal of and accrued interest or premium (if any) in respect of (a) indebtedness of the Company for money borrowed from third parties, and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable. Notwithstanding the foregoing, Indebtedness does not include (i) the Reclamation Credit Support or any dismantlement, restoration or reclamation obligation associated with the Company’s mining facility, in each case which is not due as of Closing (ii) any royalty payment obligations, or (iii) any operating or lease obligations other than capitalized lease obligations.

“Indemnified Party” has the meaning set forth in Section 7.05(a).

“Indemnifying Party” has the meaning set forth in Section 7.05(a).

“Independent Accountants” has the meaning set forth in Section 7.09(a)(ii).

“Intellectual Property” has the meaning set forth in Section 4.10.

“Latest Balance Sheet” has the meaning set forth in Section 4.05.

“Leased Real Property” has the meaning set forth in Section 4.07(c).

“Liens” means any lien, mortgage, security interest, pledge deposit, encumbrance, or other similar restriction.

“Loss” means damages (including natural resource damages), liabilities, deficiencies, claims, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, reasonable attorneys’ fees (including associated defense costs) and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that Losses shall not include punitive damages, except to the extent payable by a third party.

“Material Adverse Effect” means an event, occurrence, or development that has had or is reasonably expected to have, a material adverse effect upon the financial condition or operating results of the Company taken as a whole, except any adverse effect related to or resulting from (a) general business or economic conditions affecting the industry in which the Company operates, (b) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, or (f) the taking of any action contemplated by this Agreement or the other agreements contemplated hereby or the announcement of this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby.

“Material Contract” has the meaning set forth in Section 4.09(c).

“Mineral Owner” has the meaning set forth Section 8.01(c) of the Company Disclosure Schedule.

“Mineral Owner Property” has the meaning set forth Section 8.01(c) of the Company Disclosure Schedule.

“Minor Claim” has the meaning set forth in Section 7.02(b)(i).

“Net Working Capital” means (a) all current assets of the Company as of Closing on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby and excluding any work in process sand inventory), minus (b) all current liabilities of the Company as of Closing on the Closing Date, excluding the 2021 Real Property Taxes, the 2022 Real Property Tax Payment, and the Current Royalty Payment (but before taking into account the consummation of the transactions contemplated hereby), in each case using the same line items set forth on the Accounting Principles Schedule and calculated in accordance with the Agreed Accounting Principles; provided that, notwithstanding anything in this Agreement to the contrary, for purposes of calculating Net Working Capital, all Transaction Tax Benefits expected to be realized at or after the Closing will be treated as current assets or reduction in current liabilities, as applicable, that arose as of Closing on the Closing Date and such Transaction Tax Benefits will be included in the computation of Net Working Capital and determined giving effect to the capital structure of the Company as of such time. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Agreed Accounting Principles.

“Net Working Capital Target” means an amount equal to $0.00.

“Objections Statement” has the meaning set forth in Section 1.02(d).

“Organizational Documents” means the articles of incorporation or formation and bylaws, operating agreement, or similar documents of the applicable party.

“Outstanding Litigation” has the meaning set forth Section 8.01(c) of the Company Disclosure Schedule.

“Outstanding Litigation Indemnification” has the meaning in Section 7.02(a).

“Owned Real Property” has the meaning set forth in Section 4.07(b).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company, (b) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Owned Real Property or Leased Real Property which are not violated by the current use and operation of the Owned Real Property and Leased Real Property, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Owned Real Property or Leased Real Property which do not materially impair the occupancy or use of the Owned Real Property or Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business, (e) public roads and highways, (f) matters which would be disclosed by an inspection or accurate survey of each parcel of real property, (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (h) purchase money liens and liens securing rental payments under capital lease arrangements, (i) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, and (j)  those matters identified on Section 8.01(a) of the Company Disclosure Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Post-Closing Tax Period” means any taxable period or portion of a taxable period that is not a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 1.02(a).

“Rail Car Letter” means a side letter regarding those certain rail cars on the Owned Real Property.

“Reclamation Credit Support” means the surety bonds identified on Section 8.01(b) of the Company Disclosure Schedule.

“Royalty Agreement” has the meaning set forth Section 8.01(c) of the Company Disclosure Schedule.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Straddle Pre-Closing Taxes” has the meaning set forth in Section 7.09(a)(ii).

“Straddle Returns” has the meaning set forth in Section 7.09(a)(ii).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons is allocated a majority of partnership, association or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto.

“Tax Audit” has the meaning set forth in Section 7.09(g).

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Third Party” has the meaning set forth in Section 7.05(a).

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Transaction Documents” means this Agreement and all other agreements, documents, instruments and certificates contemplated by this Agreement.

“Transaction Expenses” means any and all out of pocket fees, costs and expenses of the Company, or for which the Company is responsible, related to or arising prior to or at the Closing out of the transactions contemplated by this Agreement and the other Transaction Documents to the extent unpaid as of immediately prior to the Closing, including, without limitation, all fees and expenses of the financial advisors, legal counsel, investment bankers, attorneys, auditors and accountants of the Company.

“Transaction Tax Benefit” has the meaning set forth in Section 7.09(b).

“Transaction Tax Deductions” means any item of loss, deduction, or credit resulting from or attributable to fees, costs and expenses of the Company related to or arising out of the transactions contemplated by this Agreement, including, but not limited to, any loss, deduction or credit resulting from any employee bonuses, debt prepayment fees, capitalized debt costs or Transaction Expenses, provided with respect to any “success-based fee” (as defined in IRS Revenue Procedure 2011-29) with respect to the transactions contemplated by this Agreement, the portion of such fee that will be treated as a “Transaction Expense Deduction” shall be the amount allowable as a deduction pursuant to the safe harbor election provided in Section 4 of IRS Revenue Procedure 2011-29.

“Transfer Taxes” has the meaning set forth in Section 7.09(d).

“Uncapped Matters” has the meaning set forth in Section 7.02(b).

“Units” has the meaning set forth in the preamble to this Agreement.

8.02Other Definitional Provisions.
(a)All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof.
(b)Exhibits and disclosure schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c)The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation.
(d)All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.
(e)Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.
ARTICLE IX

MISCELLANEOUS
9.01Press Releases and Communications; Use of Company Name. No press release or public announcement related to this Agreement or the transactions contemplated herein, will be issued or made by any party hereto without the joint approval, which approval shall not be unreasonably withheld, conditioned or delayed, of Buyer and Seller, unless required by law, rule or regulation, including, without limitation, the requirements of the Securities and Exchange Commission and any securities exchange (in the reasonable opinion of counsel) in which case Buyer and Seller will have the right to review such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that the foregoing will not restrict or prohibit the Company from making any announcement to its employees, customers and other business relations to the extent the Company reasonably determines in good faith that such announcement is necessary or advisable.
9.02Expenses. Buyer and Seller will each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).
9.03Prevailing Party. In the event any litigation or other court action, arbitration or similar adjudicatory proceeding (a “Proceeding”) is commenced or threatened by any party hereto (the “Claiming Party”) to enforce its rights under this Agreement against any other party hereto (the “Defending Party”), if the Defending Party is the prevailing party in such Proceeding, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the Defending Party in such Proceeding will be reimbursed by the Claiming Party; provided that if the Defending Party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding will award a reimbursement of the fees, costs and expenses incurred by the Defending Party on an equitable basis. For purposes hereof, and without limitation, the Defending Party will be deemed to have prevailed in any Proceeding described in the immediately preceding sentence if the Claiming Party commences or threatens any such Proceeding and (a) such underlying claim(s) are subsequently dropped or voluntarily dismissed, or (b) the Defending Party defeats any such claim(s).
9.04Knowledge Defined. For purposes of this Agreement, except as otherwise specifically set forth herein, the phrase “the Company’s knowledge” as used herein will mean “insofar as the Company has knowledge” and will be limited to the actual knowledge without independent investigation (and except as otherwise specifically set forth herein will in no event encompass constructive, imputed or similar concepts of knowledge) of the following executive officers of the Company: E. Dirk Hallen and Stephen White.
9.05Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (c) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Buyer (and, after the Closing, the Company):

Smart Sand, Inc.
1000 Floral Vale Blvd., Ste 225
Yardley, PA 19067
Attention: James D Young, Esq.

with a copy to:

Fox Rothschild LLP
997 Lenox Drive, Building 3
Lawrenceville, NJ 08648-2311
Attention: Vincent A. Vietti, Esq.

Notices to Seller:

Hi-Crush Inc.
2777 Allen Parkway, Suite 600
Houston, Texas 77019
Attn:     General Counsel

with a copy to:
Nygard Advisors, LLC
600 17th Street, Suite 1400S
Denver, Colorado 80202
Attn:    Dustin M. Nygard, Esq.
9.06Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto.
9.07Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable law.
9.08No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. Capitalized terms used in the Company Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement. In the event a subject matter is addressed in more than one representation and warranty, Buyer will be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the disclosure schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Company Disclosure Schedule or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any disclosure schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Company Disclosure Schedule and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).
9.09Amendment and Waiver. Any provision of this Agreement or the Company Disclosure Schedule or Exhibits hereto may be amended or waived only in a writing signed by Buyer, the Company and Seller. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.
9.10Complete Agreement. This Agreement and the other Transaction Documents contains the entire agreement of the parties respecting the sale and purchase of the Units and supersedes all prior agreements among the parties respecting the sale and purchase of the Units. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Units exclusively in contract pursuant to the express terms and provisions of this Agreement and the other Transaction Documents. Furthermore, the parties each hereby acknowledge that this Agreement and the other Transaction Documents embody the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
9.11Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.
9.12Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State.
9.13CONSENT TO JURISDICTION AND SERVICE OF PROCESS. SUBJECT TO SECTION 9.15 (WHICH WILL GOVERN ANY DISPUTE NOT SEEKING INJUNCTIVE RELIEF), THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN HOUSTON, TEXAS OR THE COURTS OF THE UNITED STATES LOCATED IN HOUSTON, TEXAS IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON BUYER BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 9.05.

9.14WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.
9.15Arbitration. Except for claims seeking injunctive relief (for which the provisions of Section 9.13 and Section 9.14 will be applicable), any dispute, controversy, or claim arising under or relating to this Agreement or any breach or alleged breach hereof (“Arbitrable Dispute”) will be resolved by final and binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, subject to (and as modified by) the following:
(a)Any Indemnified Party or Indemnifying Party may demand that any Arbitrable Dispute be submitted to binding arbitration. The demand for arbitration will be in writing, will be served on the Indemnifying Party or Indemnified Party in the manner prescribed herein for the giving of notices, and will set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.
(b)The arbitration will be conducted by a panel of three (3) arbitrators, one (1) selected by Buyer, one (1) selected by Seller and one (1) selected jointly by the arbitrators selected by Buyer and Seller (collectively, the “Arbitrators”). Any arbitration pursuant hereto will be conducted by the Arbitrators under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the Arbitrators will not be required to comply strictly with such Rules in conducting any such arbitration. All such arbitration proceedings will take place in Houston, Texas
(c)Except as provided herein (including pursuant to Article VII to the extent such items constitute Losses): (i) each of the Indemnified Party and the Indemnifying Party will bear its own fees and expenses, (ii) the fees and expenses of the Arbitrators and all other costs and expenses incurred in connection with the arbitration (“Arbitration Expenses”) will be borne by the non-prevailing party in the arbitration, as determined by the Arbitrators, and (iii) notwithstanding the foregoing, the Arbitrators will be empowered to require any one or more of the parties to the arbitration to bear all or any portion of such fees and expenses or the fees and expenses of the Arbitrators in the event that the Arbitrators determine such party has acted unreasonably or in bad faith.
(d)Unless the parties to such arbitration otherwise agree in writing, the arbitration will be conducted on an expedited basis, testimony and briefing will be concluded no later than 120 days after the arbitration is initiated, each party will be entitled to take at least one deposition, the award will be made in writing no more than 30 days following the end of the proceeding, and all facts and circumstances relating to such arbitration, including the existence of the dispute and the ultimate resolution, will be kept confidential in accordance with a confidentiality agreement containing customary terms to be agreed to by the parties to such arbitration.
(e)The Arbitrators will have the authority to award any remedy or relief that a Court of the State of Delaware could order or grant, including specific performance of any obligation created under this Agreement, the awarding of Losses, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The Arbitrators will render their decision and award upon the concurrence of at least two (2) of their number. Such decision and award will be in writing and counterpart copies thereof will be delivered to each of the Indemnified Party and the Indemnifying Party. The decision and award of the Arbitrators will be final and binding. In rendering such decision and award, the Arbitrators will not add to, subtract from or otherwise modify the provisions of this Agreement and will make its determinations in accordance herewith and will in no event award Losses in excess of any applicable limit on indemnification set forth in this Agreement or against any Person in contravention of the provisions of this Agreement. Any party to the arbitration may, notwithstanding anything to the contrary set forth in Section 9.13, seek to have judgment upon the award rendered by the Arbitrators entered in any court having jurisdiction thereof.
(f)No Indemnified Party will file any suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitrators. Upon the entry of an order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Person which filed such action or proceeding will promptly pay to the other Person the reasonable attorney’s fees, costs and expenses incurred by such other Person prior to the entry of such order.
(g)The parties agree that it is their intention that all Arbitrable Disputes be governed by this Section 9.15 and agree to cause any of their Affiliates to observe the provisions of this Section 9.15.
9.16No Third Party Beneficiaries. No Person other than the parties hereto will have any rights, remedies, obligations or benefits under any provision of this Agreement, other than Section 7.02 and Section 7.03 (to the extent provided therein), except for the D&O Indemnified Persons solely with respect to Section 6.02.
9.17No Additional Representations; Disclaimer; Non-Recourse.
(a)Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent investigation and verification and the representations and warranties of Seller expressly and specifically set forth in Article III and Article IV, as qualified by the attached Company Disclosure Schedule. The representations and warranties of Seller expressly and specifically set forth in Article III and Article IV constitute the sole and exclusive representations, warranties, and statements of any kind of Seller to Buyer in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations, warranties, and statements of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Company) are specifically disclaimed by Seller. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any representation and warranty set forth in this Agreement; rather the parties have agreed that should any representations and warranties of any party prove untrue, the other party will have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort) are permitted to any party hereto as a result of the untruth of any such representation and warranty. SELLER DOES NOT MAKE OR PROVIDE, AND BUYER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY’S ASSETS OR ANY PART THEREOF. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE III AND ARTICLE IV AND IN THE TRANSACTION DOCUMENTS, (X) BUYER IS ACQUIRING THE COMPANY ON AN “AS IS, WHERE IS” BASIS AND (Y) NONE OF THE COMPANY,

SELLER OR ANY OTHER PERSON (INCLUDING, ANY STOCKHOLDER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE COMPANY, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) BUYER OR ANY OF BUYER’S REPRESENTATIVES.
(b)Except in the case of fraud, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company, Seller or any of their respective Affiliates, will have or be subject to any liability or indemnification obligation (whether in contract or in tort) to Buyer or any other Person resulting from (nor will Buyer have any claim with respect to) (i) the distribution to Buyer, or Buyer’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to Buyer in certain “data rooms,” confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, or (ii) any claim based on, in respect of, or by reason of, the sale and purchase of the Company, including, without limitation, any alleged non-disclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.
(c)In connection with the investigation by Buyer of the Company, Buyer has received or may receive from the Company certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer will have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that neither the Company, Seller, nor any member, officer, director, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, make any representation, warranty, or other statement with respect to, and Buyer is not relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and Buyer agrees that it has not relied thereon.
9.18Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other Transaction Document, this Agreement will govern and control.
9.19Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Buyer or Seller in accordance with their specific terms or were otherwise breached by Buyer or Seller. It is accordingly agreed that a party will be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof against the other party in any court having jurisdiction, this being in addition to any other remedy to which a party is entitled at law or in equity, without posting any bond or other undertaking.
9.20Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.
9.21Buyer Deliveries. Any document or item will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement if such document or item (a) is included in the electronic data room, (b) actually delivered or provided to the Buyer or any of Buyer’s Representatives or (c) made available upon request, including at Seller’s or the Company’s offices.
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IN WITNESS WHEREOF, the parties hereto have executed this Membership Interest Purchase Agreement on the day and year first above written.

SELLER:

HI-CRUSH INC.

By: /s/ E. Dirk Hallen
Name: E. Dirk Hallen
Title: Chief Executive Officer

COMPANY:

HI-CRUSH BLAIR LLC

By: /s/ E. Dirk Hallen
Name: E. Dirk Hallen
Title: Chief Executive Officer

BUYER:

SMART SAND, INC.

By: /s/ Lee E. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer

Signature Page to Membership Interest Purchase Agreement